First Amendment to Administrative Services Agreement

dated as of August 31, 2012

Reference is made to the Administrative Services Agreement dated as of April 24, 2009, among Principal Life Insurance Company ("Company"), JPMorgan Investment Advisors Inc. ("JPMIA"), and JPMorgan Insurance Trust ("Trust"), J.P. Morgan Investment Management Inc. (the "JPMIM"), as amended (the "Agreement").

WHEREAS, (i) JPMIA was a party to the Agreement and served as an investment adviser to JPMorgan Trust II; and (ii) effective January 1, 2010, JPMIA transferred its investment advisory business to JPMIM pursuant to an internal reorganization, and in connection therewith JPMIM, JPMIA and JPMorgan Trust II executed an Amendment to Investment Advisory agreement under which JPMIM assumed all of JPMIA's rights and responsibilities as investment adviser to JPMorgan Trust II; and

WHEREAS, the Company and JPMIM desire to amend the Agreement to add Principal
National Life Insurance Company, an Iowa life insurance company, as a party to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this First
Amendment (the "Amendment"), the parties agree as follows:

1. Amendment of the Agreement

(a)
Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to the "Company" shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.

(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.

(c)
Removal of JPMIA. JPMIA is hereby removed as a party to the Agreement, effective January 1, 2010. JPMIM agrees to assume all of JPMIA's rights and responsibilities under the Agreement, effective January 1, 2010.

2. Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3. Miscellaneous

(a)     Entire Agreement; Restatement.

(i)
This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)
Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)     Counterparts.     This Amendment may be executed and delivered in counterparts
(including by facsimile transmission), each of which will be deemed an original.

(d)
Inconsistency. To the extent the terms of the Amendment conflict with the terms of the Fund Participation Agreement, the terms of the Amendment shall control. All other terms and provisions of the Fund Participation Agreement not amended here in shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified first on the first page of this Amendment.

PRINCIPAL LIFE INSURANCE COMPANY By:/s/Sara Wiener Name: Sara Wiener Title: Director - Life Product Management	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY By:/s/Sara Wiener Name: Sara Wiener Title: Director - Life Product Management

J.P. MORGAN INVESTMENT MANAGEMENT INC. By: /s/Robert L. Young Name: Robert L. Young Title: Managing Director